Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Andy Blanchard

Investor Relations

Tel 978.370.2425

investorrelations@teradyne.com

Ernest E. Maddock Elected to Teradyne’s Board of Directors

NORTH READING, Mass. – November 2, 2022 – Teradyne, Inc. (NASDAQ:TER) announced the election of Ernest E. Maddock to its Board of Directors effective November 14, 2022. Mr. Maddock was also appointed to the Board’s Audit Committee.

“We are pleased to have Ernie join the Teradyne Board of Directors,” said Paul Tufano, Teradyne Chairman. “His broad and diverse background in the semiconductor industry, coupled with an understanding of advanced sensor technologies used in automation applications aligns well with Teradyne’s long term growth strategy.”

Mr. Maddock has over 35 years of experience in the technology industry serving in operations, technology and finance roles including 10 years as a public company CFO, most recently at Micron Technology from 2015 to 2018. Prior to Micron, Mr. Maddock was the CFO at Riverbed Technologies and prior to that, spent 16 years at LAM Research in a variety of leadership positions culminating in the CFO role from 2009 to 2013.

Mr. Maddock earned his Bachelor of Science degree in Industrial Management from the Georgia Institute of Technology and a Master of Business Administration degree in Finance from Georgia State University.

About Teradyne

Teradyne (Nasdaq:TER) brings high-quality innovations such as smart devices, life-saving medical equipment and data storage systems to market, faster. Its advanced test solutions for semiconductors, electronic systems, wireless devices and more ensure that products perform as they were designed. Its Industrial Automation offerings include collaborative and mobile robots that help manufacturers of all sizes improve productivity and lower costs. In 2021, Teradyne had revenue of $3.7 billion and today employs over 6,500 people worldwide. For more information, visit teradyne.com. Teradyne® is a registered trademark of Teradyne, Inc. in the U.S. and other countries.